EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Executive Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES SECOND QUARTER RESULTS

Heritage Aggregates Volume Increases 9%;
Specialty Products Posts Record Performance;
Quarterly Earnings Per Diluted Share Increases 37%
RALEIGH, North Carolina (August 3, 2010) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the second quarter and the six months ended June 30, 2010. Ward Nye, President and CEO of Martin Marietta Materials, stated, “We are extremely pleased with our second quarter results in which we showed significant improvement despite the continuing challenging economic environment. Of particular note is the performance of our heritage aggregates volume which increased approximately 9%, making this the first quarter in four years with growth in heritage aggregates shipments. Overall, however, the most encouraging sign is that this volume growth was widespread — across each of our end-use markets and geographic segments.”
NOTABLE ITEMS
•	Earnings per diluted share of $1.18 compared with $0.86 for the prior-year second quarter

•	Net sales of $442.8 million compared with $410.7 million for the 2009 second quarter

•	Heritage aggregates product line volume up 8.6% for the quarter

•	Heritage aggregates product line pricing down 3.8%, or $0.40 per ton

•	Record Specialty Products operating margin (excluding freight and delivery revenues) of 35.1%, up 1,160 basis points

•	Selling, general and administrative expenses down $3.2 million and 140 basis points as a percentage of net sales compared with the prior-year quarter

•	Consolidated operating margin (excluding freight and delivery revenues) of 20.5%, up 270 basis points over the prior-year quarter
Management Commentary
Nye continued, “As an end use, infrastructure continues to represent over 55% of our business and, as such, played a significant role in our second quarter results. During the second quarter of 2010, we experienced an 11% increase in aggregates volume in the infrastructure market over the comparable second quarter of 2009. As expected, many of our key states began spending funds from the American Recovery and Reinvestment Act (“ARRA” or “Stimulus”) in earnest during the quarter and aggregates volumes consumed on Stimulus projects increased 200% compared with the prior-year quarter. Even more notably, the infrastructure end use market, excluding shipments to Stimulus-funded projects, had volume growth of 6% due to state spending on delayed road maintenance projects. Further, volume growth of 10% in our nonresidential end-use market was driven by an increase in oilfield activity, as aggregates are essential to build oilfield roads and drilling pads. The nonresidential construction market, excluding shipments to the oilfield industry, had volume growth of 3.5%, partially as a result of contractors and project owners taking advantage of historically low construction prices. Residential and ChemRock/Rail had volume increases of 8% and 6%, respectively.
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MLM Announces Second Quarter 2010 Results

August 3, 2010
“Our Mideast Group and West Group each generated double-digit volume increases — nearly 11% and 10%, respectively, in heritage aggregates product line shipments. Growth in the Mideast Group was fueled by Stimulus-funded jobs, as 40% of its increased volume was attributable to shipments to these projects. More specifically, our Indiana markets benefited significantly from this volume growth, reporting a 45% increase in heritage aggregates shipments for the second quarter 2010. The West Group benefited from both Stimulus-funded projects and the increased shipments to the oilfield industry.
“Overall heritage aggregates product line pricing decreased 3.8% compared with the prior-year quarter. Consistent with recent trends, pricing varied significantly by market and ranged from an increase of 12% to a decrease of 14%. Competitive forces remain a challenge, particularly in markets that enjoyed strong residential and nonresidential construction activity during the previous economic cycle. These markets now often have an over-supply of contractors who have tended to bid aggressively on Stimulus-related projects, thereby reducing the competitiveness of our long-term customers. We expect this pressure will ease as residential and nonresidential construction markets continue to either recover or reach levels of sustained stability. In addition to the competitive pressures, geographic mix is also an important factor relative to overall aggregates pricing. Our top markets, in terms of volume recovery, for the second quarter 2010 — Indiana, Arkansas and North Texas — each have average selling prices less than the overall Company average.
“Still, the incremental operating margin achieved in these markets underscores our view that volume recovery, combined with our lean operating cost structure, will lead to record incremental margins even as we experience pricing pressures. For example, the Mideast Group reported an incremental operating margin, excluding freight and delivery revenues, of 78% for the second quarter of 2010, driven in large part by the volume recovery in the Indiana markets. We expect this type of performance to repeat in multiple markets across the Company as volume rebounds.
“Our Specialty Products business once again achieved record performance and contributed significantly to our second-quarter results. The business expanded its net sales by $14.6 million, or 44%, compared with the prior-year quarter and its operating margin (excluding freight and delivery revenues) by 1,160 basis points to 35.1% for the quarter. Specialty Products had volume growth in all major product lines and continued its focus on cost control programs. Earnings from operations of $16.8 million increased $9.0 million when compared with the prior-year quarter and surpassed the record for earnings from operations established in the first quarter of 2010.
“Our strong results continue to reflect our ability to control operating costs, as well as selling, general and administrative expenses, and our operating team also remains focused on safety, productivity and customer service. Direct production costs in our Aggregates business increased $14.6 million, or 6.6%, driven in large part by $5.8 million of increased energy costs. Selling, general and administrative expenses declined $3.2 million compared with the prior-year quarter, primarily attributable to a decrease in stock-based compensation expense. Our objective is to hold SG&A expenses flat with 2009, excluding required payments under certain retirement plans which will occur in the second half of the year.
“During the second quarter of 2010, we settled legal proceedings related to our Greenwood, Missouri operation for $7 million. In connection with the settlement, we reversed a previously established reserve, thereby increasing earnings from operations of the West Group by $5 million. For the second quarter 2010, we reported consolidated earnings from operations of $90.6 million compared with consolidated earnings from operations of $72.9 million in the second quarter 2009. The overall effective tax rate for the quarter was 24% compared with 28% for the second quarter 2009. We expect the overall effective tax rate for the full year 2010 to be approximately 28%.
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MLM Announces Second Quarter 2010 Results

August 3, 2010
Liquidity And Capital Resources
“We have remained highly attentive to our balance sheet, liquidity and cash flow generation. We ended the quarter with $32.1 million in cash and cash equivalents, available borrowings of $323 million on our revolving credit agreement and available borrowings of $75 million on our secured accounts receivable credit facility.
“Capital investment in organic growth prior to the current recession has positioned our operations for strong performance in an economic recovery. Our base of highly efficient, cost-effective operating assets allows us to safely and appropriately reduce maintenance capital investment and provides opportunities to allocate capital in a manner that maximizes our long-term shareholder value. Capital expenditures were $68.6 million for the six months ended June 30, 2010, compared with $74.8 million for the comparable prior-year period. Capital expenditures are forecast at $135 million for 2010, a reduction of $25 million from our previous guidance.
“Cash provided by operating activities for the six months ended June 30, 2010 was $86.3 million as compared with $116.7 million for the comparable period in 2009. Due to increased sales in the second quarter of 2010, we had a $94.9 million build in accounts receivable during the current period. We expect this trend to continue through the balance of the year. Cash used in the build of accounts receivable was partially offset by $12.9 million generated by our inventory management initiatives through the first six months of 2010.
“In April 2010, we settled our obligation related to the Floating Rate Senior Notes through the use of cash and short-term financing, reducing total debt by $143 million. At June 30, 2010, we had total outstanding debt of $1.056 billion, of which $244.1 million is classified as current including $242 million of Notes due April 2011.
“At June 30, 2010, our ratio of consolidated debt to consolidated earnings before interest expense, tax expense, and depreciation, depletion and amortization expense (EBITDA), as defined, for the trailing twelve-months was 2.84 times.
2010 Outlook
“Our outlook for the Corporation in 2010 has improved based on improving stability and expected growth in overall aggregates demand through the remainder of the year. Evidence of that stability was reflected in our second-quarter aggregates shipments. We expect volumes sold to the infrastructure construction market to continue to increase as recipients of ARRA funds initiate projects to which monies have been obligated. For the full year, we expect: (i) infrastructure construction volume to be up 8% to 12%; (ii) nonresidential construction volume to decline 12% to 15%, improved from our earlier forecast; (iii) residential construction volume to be up 12% to 15%; and (iv) growth of 10% for our ChemRock/Rail products.
“Considering all these factors, we are revising our full-year volume guidance upward. We expect aggregates volume growth of 4% to 6%, aggregates pricing to range from down 1% to down 3% and aggregates production cost per ton to remain flat in 2010 compared with the prior year. This combination should lead to increased aggregates sales and improved gross margin and profitability in 2010. Energy costs, primarily diesel fuel consumed by off-road mobile quarry equipment, are likely to increase slightly compared to 2009. We expect the Specialty Products segment to contribute $46 million to $48 million in pretax earnings for 2010. Interest expense should be approximately $70 million in 2010. Consistent with results for the first six months of 2010, we expect an increased use of cash for working capital, most notably accounts receivable, as revenues grow.
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MLM Announces Second Quarter 2010 Results

August 3, 2010
2011 Outlook
“Although it is too early to issue guidance for 2011, we have begun to frame our initial view. Stability in federal funding for infrastructure is a critical issue moving into 2011 and we are currently operating under a Congressional continuing resolution that extended the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users (SAFETEA-LU) through December 31, 2010. Early in 2010, we were hopeful that a significantly increased Highway Bill would be passed by the lame-duck Congress after elections in November. Such a process had historic precedent in both the 1980s and 1990s when the existing Highway Bills were reauthorized, each at notably higher funding levels which were financed by increased user fees. However, a recent report issued by the Congressional Budget Office (the “CBO Report”) stated that the existing Highway Trust Fund could maintain the current level of spending for two years. Thus, we now believe the CBO Report will serve to make reauthorization a less pressing issue for politicians already reluctant to increase spending. Accordingly, we believe working under some form of a Congressional continuing resolution of SAFETEA-LU for 2011 is likely. We still expect to see approximately 30% in ARRA infrastructure funds spent in 2011 together with an extended federal highway bill that will keep spending at constant funding levels. We also expect to see improvement in the residential construction market and we expect nonresidential construction to trough in 2010, with modest 2011 volume recovery.”
Risks To Outlook
The 2010 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2010 performance will be, as previously noted, the strength of the United States economy and its impact on construction activity. Our 2010 outlook is based on the expectation that the United States economy will continue to stabilize and positive economic growth will commence in the second half of the year.
Risks to the Corporation’s future performance are related to both price and volume and include a more widespread decline in aggregates pricing, a decline in infrastructure construction as a result of unexpected delays in federal ARRA and state infrastructure projects and continued lack of clarity regarding the timing and amount of the federal highway bill, a continued decline in commercial construction, a decline in residential construction, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures, and these states disproportionately affect revenue and profitability.
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted by the Corporation’s customers on public projects together with lien rights on private projects help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, among them, steel, explosives, tires and conveyor belts. Fluctuating diesel pricing also affects transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Corporation’s estimated outlook does not include rapidly increasing diesel costs during the remainder of 2010.
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MLM Announces Second Quarter 2010 Results

August 3, 2010
The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.
Risks to the 2010 outlook include volume decline as a result of economic events outside of the Corporation’s control. In addition to the impact on nonresidential and residential construction, the Corporation is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.
Consolidated Financial Highlights
Net sales for the quarter were $442.8 million, a 7.8% increase versus the $410.7 million recorded in the second quarter of 2009. Earnings from operations for the second quarter of 2010 were $90.6 million compared with $72.9 million in 2009. Net earnings attributable to Martin Marietta Materials were $54.4 million, or $1.18 per diluted share, versus 2009 second-quarter net earnings attributable to Martin Marietta Materials of $38.9 million, or $0.86 per diluted share.
Net sales for the first six months of 2010 were $738.3 million compared with $740.5 million for the year-earlier period. Year-to-date earnings from operations were $77.8 million in 2010 versus $83.9 million in 2009. For the six-month period ended June 30, 2010, net earnings attributable to Martin Marietta Materials were $30.2 million, or $0.65 per diluted share, compared with net earnings attributable to Martin Marietta Materials of $33.1 million, or $0.75 per diluted share, in the first six months of 2009.
Business Financial Highlights
Net sales for the Aggregates business during the second quarter of 2010 were $394.9 million compared with 2009 second-quarter sales of $377.4 million. Aggregates pricing at heritage locations was down 3.8%, while volume increased 8.6%. Including acquisitions and divestitures, aggregates pricing decreased 3.7% and aggregates volume increased 9.8%. Earnings from operations for the quarter were $80.0 million in 2010 versus $73.6 million in the year-earlier period. Year-to-date 2010 net sales for the Aggregates business were $648.7 million versus $674.1 million in 2009. Earnings from operations on a year-to-date basis were $60.7 million in 2010 compared with $87.0 million in 2009. For the six-month period ended June 30, 2010, heritage aggregates pricing decreased 3.6%, while volume was down 0.3%. Including acquisitions and divestitures, aggregates average selling price decreased 3.6% while volume increased 0.7%.
Specialty Products’ second-quarter net sales of $47.9 million increased 44% from prior-year net sales of $33.3 million. Earnings from operations for the second quarter were $16.8 million compared with $7.8 million in the year-earlier period. For the first six months of 2010, net sales were $89.6 million and earnings from operations were $28.0 million compared with net sales of $66.4 million and earnings from operations of $14.2 million for the first six months of 2009.
Conference Call Information
The Company will host an online web simulcast of its second quarter 2010 earnings conference call later today (August 3, 2010). The live broadcast of the Martin Marietta Materials, Inc. conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.
For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 69254308.
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MLM Announces Second Quarter 2010 Results

August 3, 2010
Martin Marietta Materials, Inc. is the nation’s second largest producer of construction aggregates and a producer of magnesia-based chemicals and dolomitic lime. For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas, Iowa and Louisiana, which when coupled with North Carolina, represented 56% of 2009 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial construction market, notably office and retail space, and the continued decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$442.8	$410.7	$738.3	$740.5
Freight and delivery revenues	61.8	54.7	107.3	99.4

Total revenues	504.6	465.4	845.6	839.9

Cost of sales	325.1	299.0	601.0	580.2
Freight and delivery costs	61.8	54.7	107.3	99.4

Total cost of revenues	386.9	353.7	708.3	679.6

Gross profit	117.7	111.7	137.3	160.3

Selling, general and administrative expenses	33.6	36.8	67.1	73.9
Research and development	—	0.2	—	0.3
Other operating (income) and expenses, net	(6.5)	1.8	(7.6)	2.2

Earnings from operations	90.6	72.9	77.8	83.9

Interest expense	16.8	18.7	34.4	37.2
Other nonoperating (income) and expenses, net	1.3	(1.4)	0.8	(0.3)

Earnings from continuing operations before taxes on income	72.5	55.6	42.6	47.0
Income tax expense	17.5	15.5	12.5	13.3

Earnings from continuing operations	55.0	40.1	30.1	33.7

Gain on discontinued operations, net of related tax expense of $0.0, $0.2, $0.1 and $0.2, respectively	—	0.5	0.1	0.5

Consolidated net earnings	55.0	40.6	30.2	34.2
Less: Net earnings attributable to noncontrolling interests	0.6	1.7	—	1.1

Net earnings attributable to Martin Marietta Materials, Inc.	$54.4	$38.9	$30.2	$33.1

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.18	$0.85	$0.66	$0.74
Discontinued operations attributable to common shareholders	—	0.01	—	0.01

	$1.18	$0.86	$0.66	$0.75

Diluted from continuing operations attributable to common shareholders	$1.18	$0.85	$0.65	$0.74
Discontinued operations attributable to common shareholders	—	0.01	—	0.01

	$1.18	$0.86	$0.65	$0.75

Dividends per common share	$0.40	$0.40	$0.80	$0.80

Average number of common shares outstanding:
Basic	45.5	44.6	45.4	43.2

Diluted	45.7	44.8	45.6	43.4

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MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales:
Aggregates Business:
Mideast Group	$131.6	$124.5	$214.9	$206.4
Southeast Group	92.1	92.1	160.2	187.4
West Group	171.2	160.8	273.6	280.3

Total Aggregates Business	394.9	377.4	648.7	674.1
Specialty Products	47.9	33.3	89.6	66.4

Total	$442.8	$410.7	$738.3	$740.5

Gross profit (loss):
Aggregates Business:
Mideast Group	$47.6	$45.0	$59.5	$61.0
Southeast Group	14.2	17.2	11.3	32.0
West Group	37.5	38.3	34.5	49.1

Total Aggregates Business	99.3	100.5	105.3	142.1
Specialty Products	19.6	10.3	33.6	19.0
Corporate	(1.2)	0.9	(1.6)	(0.8)

Total	$117.7	$111.7	$137.3	$160.3

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.4	$11.1	$20.8	$22.3
Southeast Group	6.3	6.7	12.7	13.2
West Group	10.5	10.4	21.2	21.1

Total Aggregates Business	27.2	28.2	54.7	56.6
Specialty Products	2.7	2.3	5.6	4.7
Corporate	3.7	6.3	6.8	12.6

Total	$33.6	$36.8	$67.1	$73.9

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$39.5	$34.0	$41.6	$39.2
Southeast Group	7.5	10.0	(1.6)	18.2
West Group	33.0	29.6	20.7	29.6

Total Aggregates Business	80.0	73.6	60.7	87.0
Specialty Products	16.8	7.8	28.0	14.2
Corporate	(6.2)	(8.5)	(10.9)	(17.3)

Total	$90.6	$72.9	$77.8	$83.9

Depreciation	$43.4	$42.9	$86.9	$84.1
Depletion	1.4	1.1	2.0	1.7
Amortization	0.7	0.8	1.6	1.6

	$45.5	$44.8	$90.5	$87.4

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MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	June 30,	December 31,	June 30,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$32.1	$263.6	$133.4
Accounts receivable, net	257.8	162.8	250.3
Inventories, net	319.8	332.6	333.9
Other current assets	98.8	97.9	84.5
Property, plant and equipment, net	1,694.4	1,692.9	1,712.7
Intangible assets, net	642.5	636.7	642.4
Other noncurrent assets	51.0	52.8	50.0

Total assets	$3,096.4	$3,239.3	$3,207.2

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$244.1	$226.1	$233.2
Other current liabilities	170.5	147.5	155.9
Long-term debt (excluding current maturities)	811.9	1,023.5	1,048.7
Other noncurrent liabilities	453.1	435.8	467.9
Total equity	1,416.8	1,406.4	1,301.5

Total liabilities and equity	$3,096.4	$3,239.3	$3,207.2

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MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Six Months Ended
	June 30,
	2010	2009
Operating activities:
Consolidated net earnings	$30.2	$34.2
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	90.5	87.4
Stock-based compensation expense	8.4	13.0
Excess tax benefits from stock-based compensation transactions	(1.5)	(1.3)
(Gains) Losses on divestitures and sales of assets	(4.0)	3.9
Deferred income taxes	4.8	2.5
Other items, net	1.0	—
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(94.9)	(39.1)
Inventories, net	12.9	(13.9)
Accounts payable	25.8	12.1
Other assets and liabilities, net	13.1	17.9

Net cash provided by operating activities	86.3	116.7

Investing activities:
Additions to property, plant and equipment	(68.6)	(74.8)
Acquisitions, net	(28.1)	(49.5)
Proceeds from divestitures and sales of assets	3.9	5.8
Loan to affiliate	—	(4.0)

Net cash used for investing activities	(92.8)	(122.5)

Financing activities:
Borrowings of long-term debt	125.0	230.0
Repayments of long-term debt and payments on capital lease obligations	(318.9)	(103.4)
Net repayments on short-term facilities	—	(200.0)
Change in bank overdraft	1.7	(3.0)
Dividends paid	(36.8)	(34.9)
Debt issue costs	(0.1)	(2.3)
Issuances of common stock	2.6	233.1
Excess tax benefits from stock-based compensation transactions	1.5	1.3
Purchase of subsidiary shares from noncontrolling interest	—	(17.1)
Distributions to owners of noncontrolling interests	—	(2.3)

Net cash (used for) provided by financing activities	(225.0)	101.4

Net (decrease) increase in cash and cash equivalents	(231.5)	95.6
Cash and cash equivalents, beginning of period	263.6	37.8

Cash and cash equivalents, end of period	$32.1	$133.4

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MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	10.7%	(4.5%)	7.8%	(3.4%)
Southeast Group	2.6%	(2.2%)	(10.2%)	(4.4%)
West Group	10.3%	(3.8%)	0.3%	(3.3%)
Heritage Aggregates Operations	8.6%	(3.8%)	(0.3%)	(3.6%)
Aggregates Product Line (3)	9.8%	(3.7%)	0.7%	(3.6%)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Shipments (tons in thousands)	2010	2009	2010	2009
Heritage Aggregates Product Line: (2)
Mideast Group	11,637	10,511	18,542	17,193
Southeast Group	8,219	8,007	14,341	15,968
West Group	17,039	15,445	27,259	27,189

Heritage Aggregates Operations	36,895	33,963	60,142	60,350
Acquisitions	543	137	769	137
Divestitures (4)	7	12	11	25

Aggregates Product Line (3)	37,445	34,112	60,922	60,512

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three and six months ended June 30, 2010 and 2009, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Gross profit	$117.7	$111.7	$137.3	$160.3

Total revenues	$504.6	$465.4	$845.6	$839.9

Gross margin	23.3%	24.0%	16.2%	19.1%

Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Gross profit	$117.7	$111.7	$137.3	$160.3

Total revenues	$504.6	$465.4	$845.6	$839.9
Less: Freight and delivery revenues	(61.8)	(54.7)	(107.3)	(99.4)

Net sales	$442.8	$410.7	$738.3	$740.5

Gross margin excluding freight and delivery revenues	26.6%	27.2%	18.6%	21.6%

Operating Margin in Accordance with Generally Accepted Accounting Principles	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Earnings from operations	$90.6	$72.9	$77.8	$83.9

Total revenues	$504.6	$465.4	$845.6	$839.9

Operating margin	18.0%	15.7%	9.2%	10.0%

Operating Margin Excluding Freight and Delivery Revenues	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Earnings from operations	$90.6	$72.9	$77.8	$83.9

Total revenues	$504.6	$465.4	$845.6	$839.9
Less: Freight and delivery revenues	(61.8)	(54.7)	(107.3)	(99.4)

Net sales	$442.8	$410.7	$738.3	$740.5

Operating margin excluding freight and delivery revenues	20.5%	17.8%	10.5%	11.3%

The presentation of incremental operating margin excluding freight and delivery revenues for the Mideast Group is a non-GAAP financial measure. Management presents this measure, as it believes it helps demonstrate the impact of incremental sales on operating margin due to the significant amount of fixed production costs. The following presents the calculation of the incremental operating margin excluding freight and delivery revenues for the quarter ended June 30, 2010 for the Mideast Group:

Mideast Group net sales for the quarter ended June 30, 2010	$131.6
Mideast Group net sales for the quarter ended June 30, 2009	124.5

Incremental sales for the Mideast Group for the quarter ended June 30, 2010	$7.1

Mideast Group earnings from operations for the quarter ended June 30, 2010	$39.5
Mideast Group earnings from operations for the quarter ended June 30, 2009	34.0

Incremental earnings from operations for the Mideast Group for the quarter ended June 30, 2010	$5.5

Incremental operating margin excluding freight and delivery revenues for Mideast Group for the quarter ended June 30, 2010	78%

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MLM Announces Second Quarter 2010 Results

August 3, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$133.8	$117.6	$166.8	$170.5

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.
A reconciliation of Net Earnings Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net Earnings Attributable to Martin Marietta Materials, Inc.	$54.4	$38.9	$30.2	$33.1
Add back:
Interest Expense	16.8	18.7	34.4	37.2
Income Tax Expense for Controlling Interests	17.5	15.7	12.6	13.5
Depreciation, Depletion and Amortization Expense	45.1	44.3	89.6	86.7

EBITDA	$133.8	$117.6	$166.8	$170.5

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.50 to 1.00 as of June 30, 2010, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at June 30, 2010. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
July 1, 2009 to
June 30, 2010
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$82.6
Add back:
Interest expense	70.7
Income tax expense	26.5
Depreciation, depletion and amortization expense	177.2
Stock-based compensation expense	16.0
Deduct:
Interest income	(1.4)

Consolidated EBITDA, as defined	$371.6

Consolidated Debt at June 30, 2010	$1,056.0

Consolidated Debt-to-Consolidated EBITDA, as defined, at June 30, 2010 for the trailing twelve-month EBITDA	2.84 times

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